                                                                      EXHIBIT 99


             APPLIED INDUSTRIAL TECHNOLOGIES REVISES FOURTH QUARTER
                  GUIDANCE UPWARD BASED ON NON-OPERATING GAINS

CLEVELAND, Ohio (July 3, 2003) - Applied Industrial Technologies (NYSE: AIT) today said it expects earnings for its fourth quarter and fiscal 2003, ended June 30, to be significantly higher than guidance provided in its April 16 news release, primarily because of non-operating gains.

Management currently expects fourth quarter earnings to be in the range of $0.37 to $0.43 per share ($1.00 to $1.05 per share for fiscal 2003 as a whole) when year-end financial results are reported on August 8. Actual earnings within that range are contingent on results from the company's customary year-end physical inventory adjustment and year-end closing process.

Previously provided guidance included an earnings range of $0.25 to $0.30 per share for the fourth quarter ($0.88 to $0.93 per share for fiscal 2003 as a whole).

Applied's fourth quarter results will include a one-time pre-tax gain of $2.2 million from settlement of a property insurance claim. In addition, fourth quarter SD&A will include approximately $650,000 in pre-tax gains on the sale of surplus real estate. These two non-operating factors will account for about $0.10 per share of reported fourth quarter earnings.

"While the manufacturing sector has continued to provide little, if any, increase in demand, the unified efforts of all of our associates have been able to improve the earnings potential of our company even in the face of disappointing U.S. sales," said Applied Chairman & Chief Executive Officer David
L. Pugh. "We have been able to sustain the positive margin movement demonstrated in our third quarter and to combine that with some one-time events whose timing were ahead of the schedule we anticipated when we issued our previous guidance.

"Despite higher-than-expected earnings in the fourth quarter of 2003, year-over-year sales comparisons for the company's U.S. service center-based core business weakened toward the end of the period due to continued weakness in the manufacturing economy. Thus, we remain cautious about fiscal 2004."

Applied expects sales for its fourth quarter to come in at the high end of previously provided guidance of $365 million to $375 million - a level essentially flat with the comparable period last year, but slightly ahead of the third quarter. Weaker than anticipated U.S. sales have been offset by a strong performance of the Company's Canadian business.

                                    - MORE -

Applied will announce its year-end earnings on Friday, August 8, and will hold its quarterly earnings conference call on Monday, August 11 at 10 a.m. EDT. Details on how to access the call will be provided in a news release prior to the earnings announcement.

With more than 450 facilities and 4,400 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2002, the company posted sales of $1.45 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "believe," "will," and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

For more information, contact John R. Whitten, Vice President-Chief Financial Officer and Treasurer, at 216/426-4245.

                                       ##